Exhibit 99.1

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. 3DIcon Conference Call Presentation June 1, 2016

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. Announcement Merger Announcement 3DIcon Corporation and Coretec Industries, LLC 3DIcon Inc. Confidential & Proprietary 1

The	image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. Introduction Q4 CEO Victor Keen shared his vision for the company in the CEO Letter Cleaning up balance sheet - $250k investment from Keen and conversion of more than $ 1 million in debt to equity Positioning company for new partnerships, mergers, acquisitions Two critical objectives sought: Continue further development of CSpace® Broaden c ompany scope through additional technology offerings 3DIcon Inc. Confidential & Proprietary 2

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. Partnership Results After due diligence on several alternative opportunities, it was determined that a merger with Coretec Industries, LLC best met 3DIcon’s objectives Provides technological support to advance the refinement of the CSpace® image material Adds recognized expertise to the team Creates opportunity for near - term revenue Adds a significant IP portfolio 3DIcon Inc. Confidential & Proprietary 3

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. Coretec Industries, LLC Based in Fargo, North Dakota Key Principals Dennis Anderson: Co - Founder and CEO Coretec; former Associate VP Research at NDSU Dr. Phil Boudjouk : Advisor to Coretec, North Dakota State University (NDSU) Professor; former VP Research at NDSU; recognized expert in Silicon chemistry Licensor from NDSU of 11 issued and 3 pending patents worldwide with an option for 16 additional issued or pending patents worldwide (pending execution of the definitive license agreement scheduled for June 15) Innovations in silicon materials that will allow, for example, siding on a home to produce solar energy without unsightly panels and automobile and laptop computer batteries with 5x greater power/longer life Exclusive licenses with global intellectual property protection Near term revenue opportunities Sponsored research at NDSU to include creating new IP in optical polymers for use in the CSpace ® image chamber 3DIcon Inc. Confidential & Proprietary 4

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. New Company Primary Markets 3DIcon Inc. Confidential & Proprietary 5 3D Displays - $100B market by 2020 Energy Storage : $4B global market by 2020 Solid State L ighting : $22B global market by 2020 Printable Electronics: $40B global market by 2020 Solar Energy : $148B global m arket by 2020

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. New Company Secondary Markets 6 Thermoelectric Power Generation - $750M by 2022 Digital X - ray Imaging - $10B by 2020 Digital Sensors - $154B by 2020 Quantum Dots - $ 5 B by 2020 Drug Documents Food

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. New Company Key Management 7 Doug Freitag – CEO Doug Freitag brings 30 + years of experience in commercializing advanced materials with much of it involving Silicon - based materials . He has supported over 100 clients developing technologies for energy, medical, electronic, photonic, military, space, industrial, transportation, agriculture and optics markets, and has over 70 publications and 8 patents . Victor Keen – Board Co - Chairman Victor Keen is the largest 3 DIcon shareholder , a long term investor in start - up technology, and the former partner of a major international law firm . Simon Calton – Board Co - Chairman Simon Calton is co - founder of Coretec and CEO of Carlton James ND Limited . In his role at Coretec , Mr . Calton will focus on business development, financial management, and structuring funding, among other roles .

The image part with relationship ID rId13 was not found in the file. New Company Board and Advisors Board Members Simon Calton, Co - Chair New Board Victor Keen, Co - Chair New Board Dennis Anderson Key Advisors Ken Evans – Financial Advisor Ken Evans has 20+ years experience as a private investment banker and mergers and acquisitions advisor. Dr . Phil Boudjouk – Technical Advisor Dr . Boudjouk is a tenured professor in the department of chemistry at NDSU with over 167 publications and 30 + patents and patent applications . Dr . Boudjouk is recognized worldwide as an expert in silicon chemistry . 3DIcon Inc. Confidential & Proprietary 8

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. Transaction Details* Share exchange agreement (the “exchange agreement ”) signed May 31, 2016 Coretec shareholders will exchange their shares for shares in 3DIcon equal to 65% of the New Company 3DIcon personnel participation in management of the New Company: Doug Freitag, who will become CEO Victor Keen, who will continue on New Company board Administrative offices will remain in Oklahoma Trading symbol will remain TDCP *The transaction details and summary provided throughout this presentation are qualified in their entirety by the full text of the exchange agreement and disclosures to be filed with the SEC by the Company on Form 8 - K within four business days of May 31, 2016. 3DIcon Inc. Confidential & Proprietary 9

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. Summary 3DIcon and Coretec combined as a result of their complementary technologies and mutual objectives It is anticipated that Coretec’s silicon - based materials expertise will spur further development of CSpace ® Licensor from NDSU of 11 issued and 3 pending patents worldwide with an option for 16 additional issued or pending patents worldwide (pending execution of the definitive license agreement scheduled for June 15) Coretec’s underlying technology and existing IP portfolio represent a significant addition to 3DIcon’s existing Intellectual Property Continuity and the maintenance of strong relationships with potential partners should be promoted by the fact that the key executives of the New Company are from each of the constituent companies The New Company’s technologies address existing and new markets, including 3D displays, energy storage, lighting, solar, and printable electronics 10

The image part with relationship ID rId13 was not found in the file. The image part with relationship ID rId2 was not found in the file. Contact Information Website: www.3dicon.net Company Contact 3Dicon info@3dicon.net Media inquiries Matthew Bretzius, FischTank Marketing and PR matt@fischtankpr.com 3DIcon Inc. Confidential & Proprietary 11